UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

TESLA MOTORS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

June 1, 2011

To Stockholders of Tesla Motors, Inc.:

Notice is hereby given that the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) of Tesla Motors, Inc., a Delaware corporation, will be held on Wednesday, June 1, 2011, at 9:00 a.m., Pacific time, at TechMart, located at 5201 Great America Parkway, Santa Clara, CA 95054, for the following purposes:

Agenda Item	Board Vote Recommendation
1. To elect the three Class I directors listed in the accompanying proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified.	“FOR”

2. To hold a non-binding vote on executive compensation.	“FOR”

3. To hold a non-binding vote on the frequency of executive compensation votes.	“EVERY 3 YEARS”

4. To ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	“FOR”

The preceding items of business are more fully described in the proxy statement filed with the United States Securities and Exchange Commission on April 8, 2011. Any action on the items of business described above may be considered at the 2011 Annual Meeting at the time and on the date specified above or at any time and date to which the 2011 Annual Meeting may be properly adjourned or postponed.

We are taking advantage of a relatively new United States Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 4, 2011, will receive a Notice of Internet Availability of Proxy Materials and may vote at the 2011 Annual Meeting (the “Notice of Internet Availability”) and any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 8, 2011.

Your vote is very important. Whether or not you plan to attend the 2011 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2011 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability.

All stockholders are cordially invited to attend the 2011 Annual Meeting in person. Any stockholder attending the 2011 Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the 2011 Annual Meeting.

Thank you for your ongoing support of Tesla.

By Order of the Board of Directors of Tesla Motors, Inc.

Elon Musk

Chief Executive Officer, Product Architect and Chairman

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

TESLA MOTORS, INC.

3500 Deer Creek Road

Palo Alto, California 94304

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2011

The proxy statement and annual report to stockholders are available at www.envisionreports.com/TSLA.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders on or about April 8, 2011. Stockholders will have the ability to access the proxy materials on the website listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Tesla Motors, Inc. is providing these proxy materials to you in connection with the solicitation of proxies for use at Tesla’s 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) to be held Wednesday, June 1, 2011, at 9:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being distributed to you on or about April 8, 2011. As a stockholder, you are invited to attend the 2011 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2011 Annual Meeting?

A:	The 2011 Annual Meeting will be held at TechMart, located at 5201 Great America Parkway, Santa Clara, CA 95054. Stockholders may request directions to TechMart in order to attend the 2011 Annual Meeting by calling (650) 681-5000 or by visiting http://ir.teslamotors.com/contactus.cfm.

Q:	Can I attend the 2011 Annual Meeting?

A:	You are invited to attend the 2011 Annual Meeting if you were a stockholder of record or a beneficial owner as of April 4, 2011 (the “Record Date”). You should bring photo identification for entrance to the 2011 Annual Meeting. The meeting will begin promptly at 9:00 a.m., Pacific time and you should leave ample time for the check-in procedures.

Q:	Who is entitled to vote at the 2011 Annual Meeting?

A:	You may vote your shares of Tesla common stock if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 95,567,940 shares of Tesla common stock outstanding and entitled to vote at the 2011 Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.

As of the Record Date, holders of common stock are eligible to cast an aggregate of 95,567,940 votes at the 2011 Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with Tesla’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Tesla. As the stockholder of record, you have the right to grant your voting proxy directly to Tesla or to a third party, or to vote in person at the 2011 Annual Meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the 2011 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2011 Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2011 Annual Meeting.

Q:	How can I vote my shares in person at the 2011 Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the 2011 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2011 Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2011 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, so that your vote will be counted even if you later decide not to attend the 2011 Annual Meeting.

Q:	How can I vote my shares without attending the 2011 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2011 Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet — Stockholders of record of Tesla common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 1:00 a.m., Central Time, on June 1, 2011. If you are a beneficial owner of Tesla common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone — Stockholders of record of Tesla common stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on the Notice of Internet Availability until 1:00 a.m., Central Time, on June 1, 2011. If you are a beneficial owner of Tesla common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail — Stockholders of record of Tesla common stock may request a paper proxy card from Tesla by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Tesla stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	How many shares must be present or represented to conduct business at the 2011 Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the 2011 Annual Meeting is necessary to constitute a quorum at the 2011 Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the 2011 Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the 2011 Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2011 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2011 Annual Meeting are:

•	The election of the three Class I directors listed in this proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified;

•	A non-binding vote on executive compensation;

•	A non-binding vote on the frequency of executive compensation votes; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal	Vote Required	Broker Discretionary Voting Allowed
	Proposal One — Election of three Class I directors	Plurality of Votes Cast	No

	Proposal Two — Non-binding vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

	Proposal Three — Non-binding vote on the frequency of the non-binding vote on executive compensation	Plurality of Votes Cast	No

	Proposal Four — Ratification of the appointment of independent registered public accounting firm	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

Q:	How are votes counted?

A:	You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director (Proposal One). The three nominees for director receiving the highest number of affirmative votes will be elected as directors. Therefore, abstentions will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to approve, by non-binding vote, executive compensation (Proposal Two) and to ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm (Proposal Four). Abstentions are deemed to be votes cast and have the same effect as a vote against these proposals.

You may vote to recommend, by non-binding vote, the frequency of executive compensation votes (Proposal Three), for a vote every one, two or three years, or may abstain from voting. If you abstain from voting on this proposal, the abstention will not have an effect on the outcome of the vote.

All shares entitled to vote and represented by properly executed proxies received prior to the 2011 Annual Meeting (and not revoked) will be voted at the 2011 Annual Meeting in accordance with the instructions indicated.

Q:	What if I do not specify how my shares are to be voted?

A:	You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director (Proposal One). The three nominees for director receiving the highest number of affirmative votes will be elected as directors. Therefore, abstentions will not affect the outcome of the election.

If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under recent regulations, brokers and other nominees have the discretion to vote on routine matters such as Proposal Four but do not have discretion to vote on non-routine matters such as Proposals One, Two and Three. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal Four and any other routine matters properly presented for a vote at the 2011 Annual Meeting.

Q:	What is the effect of a broker non-vote?

A:	Brokers or other nominees who hold shares of Tesla’s common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the 2011 Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2011 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposals One and Three) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposal Two).

Q:	What is the effect of not casting a vote at the 2011 Annual Meeting?

A:	If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the 2011 Annual Meeting, your shares will not be voted at the 2011 Annual Meeting.

If you are a beneficial owner of shares held in street name, it is critical that you provide voting instructions if you want it to count in the election of directors (Proposal One), the non-binding vote on executive compensation (Proposal Two), and the non-binding vote on the frequency of executive compensation votes (Proposal Three). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis, as well to vote your uninstructed shares in non-binding proposals related to executive compensation. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in these matters, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Tesla’s independent registered public accounting firm (Proposal Four).

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the three nominees for election as directors (Proposal One);

•	“FOR” the approval, by non-binding vote, of executive compensation (Proposal Two);

•	“EVERY 3 YEARS” for the approval, by non-binding vote, of a triennial executive compensation vote (Proposal Three); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal Four).

Q:	What happens if additional matters are presented at the 2011 Annual Meeting?

A.	If any other matters are properly presented for consideration at the 2011 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2011 Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Elon Musk and Deepak Ahuja, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Tesla does not currently anticipate that any other matters will be raised at the 2011 Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the 2011 Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each voting method), (2) by providing a written notice of revocation to Tesla’s Corporate Secretary at Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304 prior to your shares being voted, or (3) by attending the 2011 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the 2011 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2011 Annual Meeting, but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the 2011 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the 2011 Annual Meeting. Please be aware that attendance at the 2011 Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the 2011 Annual Meeting and vote in person, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of Notices or voting materials?

A:	You may receive more than one set of Notices or voting materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Tesla proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Tesla or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Tesla management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the 2011 Annual Meeting?

A:	We intend to announce preliminary voting results at the 2011 Annual Meeting and will publish final results in our Current Report on Form 8-K, which will be filed with the SEC within four (4) business days of the 2011 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2011 Annual Meeting?

A:	Tesla will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Tesla’s proxy materials – Stockholders may present proper proposals for inclusion in Tesla’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Tesla’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2012 annual meeting of stockholders, stockholder proposals must be received by Tesla’s Corporate Secretary no later than December 10, 2011, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting – In addition, Tesla’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board of Directors, or (2) by a stockholder who has delivered written notice to Tesla’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the stockholder proposing such nominations.

Tesla’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to Tesla’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which Tesla mailed its proxy materials to stockholders in connection with the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2012 annual meeting of stockholders will start on January 24, 2012 and end on February 23, 2012.

If a stockholder who has notified Tesla of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Tesla need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Tesla’s Corporate Secretary at our principal executive offices or by accessing Tesla’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in Tesla’s proxy materials, should be sent to Tesla’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the 2010 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability and 2010 Annual Report. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability and 2010 Annual Report by calling (650) 681-5000 or by writing to Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability and 2010 Annual Report can also request to receive a single copy by following the instructions above.

Q:	Who can help answer my questions?

A:	Please contact our Investor Relations department by calling (650) 681-5000, by writing to Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations or by electronic mail at ir@teslamotors.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Tesla’s Board of Directors currently consists of eight members who are divided into three classes with staggered three-year terms. Each director holds office until that director’s successor is duly elected and qualified or until his earlier death or resignation. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors, and eight directors are currently authorized. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees for Class I Directors

Three candidates have been nominated for election as Class I directors at the 2011 Annual Meeting for a three-year term expiring in 2014. Upon recommendation of the Nominating and Governance Committee, the Board of Directors has nominated Elon Musk, Stephen T. Jurvetson and Herbert Kohler for re-election as Class I directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our Board of Directors and the Nominating and Governance Committee to the conclusion that he should continue to serve as a director has been added following each of the director and nominee biographies.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Musk, Jurvetson and Kohler. Tesla expects that Messrs. Musk, Jurvetson and Kohler will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the 2011 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF ELON MUSK, STEPHEN T. JURVETSON AND HERBERT KOHLER.

Information Regarding the Board of Directors and Director Nominees

The names of the members of Tesla’s Board of Directors and Tesla’s proposed director nominees, their respective ages, their positions with Tesla and other biographical information as of March 31, 2011, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	39	Chief Executive Officer, Product Architect and Chairman
H.E. Ahmed Saif Al Darmaki	38	Director
Brad W. Buss (1)(2)(3)	47	Director
Ira Ehrenpreis (2)(3)	42	Director
Antonio J. Gracias (1)(2)(3)(4)	40	Director
Stephen T. Jurvetson (1)	44	Director
Herbert Kohler	58	Director
Kimbal Musk	37	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee
(4)	Lead Independent Director

Elon Musk has served as our Chief Executive Officer since October 2008 and as Chairman of our board of directors since April 2004. Mr. Musk has also served as Chief Executive Officer, Chief Technology Officer and Chairman of Space Exploration Technologies Corporation, a company which is developing and launching advanced rockets for satellite and eventually human transportation, since May 2002, and as Chairman of SolarCity, a solar installation company, since July 2006. Prior to joining Space Exploration Corporation, Mr. Musk co-founded PayPal, an electronic payment system, which was acquired by eBay in October 2002, and Zip2 Corporation, a provider of Internet enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk holds a B.A. in physics at the University of Pennsylvania and a B.S. in business from the Wharton School of the University of Pennsylvania.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Executive Officer, one of our founders and our largest stockholder, which brings historic knowledge, operational expertise and continuity to our Board of Directors.

H.E. Ahmed Saif Al Darmaki has been a member of our Board of Directors since September 2009. Mr. Al Darmaki currently serves as the Vice Chairman of the Board of Directors of the Abu Dhabi National Energy Company PJSC (TAQA), which is a publicly listed global energy sector company on the Abu Dhabi Securities Exchange. From September 1999 to December 2010, Mr. Al Darmaki has been Planning & Development Director of Abu Dhabi Water and Electricity Authority, which manages the generation, transmission and distribution of water and electricity in the Emirate of Abu Dhabi. Mr. Al Darmaki holds a B.S. in business administration and finance from United Arab Emirates University and an M.B.A. from the Zayed University.

We believe that Mr. Al Darmaki possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience with both international public and private companies and his experience in the energy sector.

Brad W. Buss has been a member of our Board of Directors since November 2009. Since August 2005, Mr. Buss has been Executive Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor Corporation (NASDAQ: CY), a semiconductor design and manufacturing company. Prior to joining Cypress, Mr. Buss served as Vice President of Finance at Altera Corp., a semiconductor design and manufacturing company, from March 2000 to March 2001 and from October 2001 to August 2005. From March 2001 to October 2001, Mr. Buss served as the Chief Financial Officer of Zaffire, Inc., a developer and manufacturer of optical networking equipment. Mr. Buss holds a B.S. in economics from McMaster University and an honors business administration degree, majoring in finance and accounting, from the University of Windsor.

We believe that Mr. Buss possesses specific attributes that qualify him to serve as a member of our Board of Directors and to serve as chair of our audit committee, including his executive experience and his financial and accounting expertise with both public and private companies.

Ira Ehrenpreis has been a member of our Board of Directors since May 2007. Mr. Ehrenpreis has been with Technology Partners, a venture capital firm, since 1996. He is presently a managing member of the firm and leads Technology Partners’ Cleantech practice. In the venture capital community, he serves on the Board of the National Venture Capital Association and the Western Association of Venture Capitalists and is the Co-Chairman of the VCNetwork, an organization comprising more than 1,000 venture capitalists. In the cleantech sector, he has served on several industry boards, including the American Council on Renewable Energy and the Cleantech Venture Network (Past Chairman of Advisory Board), and has been the Chairman of the Clean-Tech Investor Summit in 2005, 2006, 2007, 2008, 2009, 2010 and 2011. Mr. Ehrenpreis holds a B.A. from the University of California, Los Angeles and a J.D. and M.B.A. from Stanford University.

We believe that Mr. Ehrenpreis possesses specific attributes that qualify him to serve as a member of our Board of Directors and serve as chair of our nominating and corporate governance committee and chair of our compensation committee, including his experience in the cleantech and venture capital industries.

Antonio J. Gracias has been a member of our Board of Directors since May 2007 and has served as our Lead Independent Director since September 2010. Since 2003, Mr. Gracias has been Chief Executive Officer of Valor Management Corp., a private equity firm. Mr. Gracias holds a joint B.S. and M.S. degree in international finance and economics from the Georgetown University School of Foreign Service and a J.D. from the University of Chicago Law School.

We believe that Mr. Gracias possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his management experience with a nationally recognized private equity firm and his operations management and supply chain optimization expertise.

Stephen T. Jurvetson has been a member of our Board of Directors since June 2009. Since 1995, Mr. Jurvetson has been a Managing Director of Draper Fisher Jurvetson, a venture capital firm. Mr. Jurvetson is a director of NeoPhotonics Corporation, Synthetic Genomics Inc. and Space Exploration Technologies Corporation, among others. Mr. Jurvetson holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Stanford Business School.

We believe that Mr. Jurvetson possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in the venture capital industry and his years of business and leadership experience.

Herbert Kohler has been a member of our Board of Directors since May 2009. Since 1976, Dr. Kohler has served in various positions at Daimler AG (“Daimler”), an automobile manufacturer, most recently as Vice President of Group Research & Advanced Engineering e-drive & Future Mobility and Chief Environmental Officer since April 2009. In August 2006, Dr. Kohler was appointed head of Daimler’s Group Research & Advanced Engineering Vehicle and Powertrain. From October 2000 to August 2006, Dr. Kohler served as vice president for Daimler’s Body and Powertrain Research. Dr. Kohler holds a Diploma and Ph.D. in engineering from Stuttgart University.

We believe that Dr. Kohler possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his management experience with a multinational automobile manufacturer, his experience in advanced vehicle technologies and his general strategic and operational experience in the automobile industry.

Kimbal Musk has been a member of our Board of Directors since April 2004. Since June 2006, Mr. Musk has been Chief Executive Officer of OneRiot, Inc., an internet software company based in Boulder, Colorado. Since January 2004, Mr. Musk has been the owner of The Kitchen, a USA Today Top Ten restaurant. In November 1995, Mr. Musk co-founded Zip2 Corporation, a provider of enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk holds a B.Comm. in business from Queen’s University and is a graduate of The French Culinary Institute in New York City.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his lengthy experience on our Board of Directors, experience with private technology companies and his business experience in retail and consumer markets.

The Class II directors are H.E. Ahmed Saif Al Darmaki, Antonio J. Gracias and Kimbal Musk, and their terms will expire at the annual meeting of stockholders to be held in 2012. The Class III directors are Brad W. Buss and Ira Ehrenpreis, and their terms will expire at the annual meeting of stockholders to be held in 2013.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

General

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 24 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Summary of 2010 Executive Compensation Program

Following is a summary of some of the key points of our 2010 executive compensation program:

•	Tesla’s executive compensation program is designed to be simple and to reflect its startup origins in that compensation consist primarily of salary and stock options for executive officers.

•

Mr. Musk’s total cash compensation consists of an annual base salary of $33,280, consistent with minimum wage requirements under California law. Mr. Musk, however, currently only accepts $1 per year for his services.

•

As of December 31, 2010, Mr. Musk beneficially owned approximately 29.1% of Tesla’s outstanding common stock, based on shares outstanding as of and options exercisable within 60 days of December 31, 2010, which significantly aligns his interests with the stockholders’ interests. Mr. Musk acquired approximately 26.3% of Tesla’s outstanding common stock through direct capital investments he made in Tesla prior to its initial public offering and not through any equity awards given to him as compensation for his services as a director or executive officer. Prior to 2009, Mr. Musk did not receive any equity compensation awards for his services nor did he receive any equity awards in 2010 or to date in 2011.

•	Tesla has no cash bonus program for any of its named executive officers.

•

Tesla’s executive compensation program emphasizes long-term equity awards, including performance-based awards, which strongly aligns our executive officers with the long-term interests of our stockholders.

•	Each of the named executive officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

•

Only two of Tesla’s named executive officers have severance arrangements which consist of 12 months of accelerated vesting of certain stock options in the event of a termination of employment following a change of control. Tesla generally does not provide any perquisites, tax reimbursements or change in control benefits to the named executive officers that are not available to other employees.

See the “Executive Compensation” section beginning on page 24 below for more information.

Tesla believes that the information provided above and within the Executive Compensation section of this proxy statement demonstrates that Tesla’s executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Tesla also believes the compensation paid to its executive officers during fiscal 2010 was commensurate with Tesla’s financial performance as described further in the Executive Compensation section of the proxy statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL THREE

NON-BINDING VOTE ON THE FREQUENCY OF THE

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal Two beginning on page 12 of this proxy statement. By voting on this Proposal Three, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two, or three years.

After careful consideration, our Board of Directors has determined that a non-binding vote on executive compensation that occurs triennially is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a three-year interval for the non-binding vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that given the nature of our compensation programs, a triennial vote would be sufficient for our stockholders to provide us with their input on our compensation philosophy, policies and practices. A triennial approach provides regular input by stockholders, while allowing time to evaluate the effects of our compensation program on performance over a longer period. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the Compensation Committee or our Board of Directors in any way, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A TRIENNIAL VOTE AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm to audit the consolidated financial statements of Tesla for the fiscal year ending December 31, 2011, which will include an audit of the effectiveness of Tesla’s internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited Tesla’s financial statements since fiscal 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to Tesla’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Tesla and its stockholders.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Tesla by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2010 (in thousands).

	2009	2010
Audit Fees (1)	$799	$1,389
Audit-Related Fees (2)	74	39
Tax Fees (3)	294	253
All Other Fees (4)	3	3

Total	$1,170	$1,684

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of Tesla’s consolidated financial statements included in Tesla’s Annual Report on Form 10-K and for the review of the financial statements included in Tesla’s Quarterly Reports on Form 10-Q, as well as services that generally only Tesla’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. The Audit Fees incurred in 2009 and 2010 also include fees of $193 and $383, respectively, related to services performed in connection with Tesla’s initial public offering, including comfort letters, consents and review of documents filed with the SEC.
(2)	Audit-Related Fees consist of fees billed for professional services rendered in connection with ongoing reporting required under Tesla’s loan agreement with the United States Department of Energy.
(3)	Tax Fees consist primarily of fees billed for professional services rendered in connection with direct and indirect tax compliance requirements in domestic and foreign tax jurisdictions.
(4)	Other Fees consist of an annual license fee of $3 in 2009 and 2010 for use of accounting research software.

Pre-Approval of Audit and Non-Audit Services

Tesla’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Tesla’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Tesla by its independent registered public accounting firm, with certain exceptions described in the policy.

All PricewaterhouseCoopers LLP services and fees in fiscal 2009 and 2010 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS TESLA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

Tesla’s Board of Directors sets high standards for Tesla’s employees, officers and directors. Tesla is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout the company and managing its affairs consistent with high principles of business ethics. Accordingly, Tesla has adopted a Code of Business Conduct and Ethics, which is applicable to Tesla and its subsidiaries’ directors, officers and employees. The Code of Business Conduct and Ethics is available on Tesla’s website at: http://ir.teslamotors.com/governance.cfm. Tesla will disclose on its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board of Directors has determined that, with the exception of Elon Musk, Kimbal Musk and Herbert Kohler, all of its current members are “independent directors” as that term is defined in the listing standards of NASDAQ. In the course of determining the independence of each non-employee director, the Board of Directors considered the annual amount of Tesla’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. The Board of Directors determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 5% of Tesla’s or the applicable company’s consolidated gross revenues for the applicable year. In addition, the Board of Directors considered all other relevant facts and circumstances, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

With respect to Mr. Gracias, the Board specifically considered:

•

Mr. Gracias is the Chief Executive Officer and a director of Valor Management Corp. (“VMC”). VMC funds are a minority investor in Space Exploration Technologies Corporation (“SpaceX”). Elon Musk, our Chief Executive Officer, Product Architect and Chairman, is also the Chief Executive Officer and a significant stockholder of SpaceX.

•

The Elon Musk Revocable Trust dated July 22, 2003 is a limited partner of Valor Equity Partners, L.P. and Valor Equity Partners II, L.P., which are advised by VMC, with a subscription commitment of $2.0 million in each fund out of a total of $120.0 million and $303.5 million, respectively.

•

Ops Corp. is a wholly owned subsidiary of VMC, and Mr. Gracias is the President of Ops Corp. During fiscal 2010, the Board considered that an employee of Ops Corp. provided services directly to Tesla and Tesla paid Ops Corp. less than $100,000 for such services rendered.

The Board of Directors has concluded that none of the foregoing relationships would impede the exercise of independent judgment by Mr. Gracias.

With respect to Mr. Jurvetson, the Board of Directors specifically considered:

•	Mr. Jurvetson is a managing director of Draper Fisher Jurvetson (“DFJ”). DFJ is a significant stockholder of SpaceX and Mr. Jurvetson is a director of SpaceX.

•

DFJ is a significant stockholder of SolarCity Corporation, a private company of which Elon Musk is the Chairman. In January 2011, Tesla entered into a professional services agreement with SolarCity under which Tesla would subcontract a variety of design, engineering and consulting services to the California Public Utilities Commission on behalf of SolarCity.

•	The Elon Musk Revocable Trust dated July 22, 2003 is a limited partner of Draper Fisher Jurvetson Fund X, L.P., with a subscription commitment of $250,000.

The Board of Directors has concluded that none of the foregoing relationships would impede the exercise of independent judgment by Mr. Jurvetson.

With respect to Mr. Ehrenpreis, the Board of Directors specifically considered:

•	Mr. Ehrenpreis is a minority investor in SpaceX.

The Board of Directors has concluded that the foregoing relationship would not impede the exercise of independent judgment by Mr. Ehrenpreis.

Board Leadership Structure

Elon Musk has served as Chief Executive Officer since October 2008 and as Chairman of the Board of Directors since April 2004. We have had a Lead Independent Director since 2010, and the current Lead Independent Director is Antonio J. Gracias, the Chief Executive Officer of Valor Management Corporation. The Board of Directors believes that its current leadership structure, in which the positions of Chairman and Chief Executive Officer are held by Mr. Musk, together with a Lead Independent Director with broad authority, is appropriate at this time and provides the most effective leadership for Tesla in a highly competitive and rapidly changing technology industry. In addition, our corporate governance policies and practices provide for oversight of Tesla’s business and senior management by experienced independent directors and minimize any potential conflicts that may result from combining the positions of Chairman and CEO. The Board believes that an important component of the Board’s leadership structure is having an effective Lead Independent Director in place with broad authority to direct the actions of the independent directors and regularly communicate with the CEO. The role of Lead Independent Director is currently held by Mr. Gracias, who has been a director of Tesla since May 2007 and was appointed as the Lead Independent Director in September 2010. As Lead Independent Director, among other things, Mr. Gracias:

•	prepares the agenda and approves materials for meetings of the independent directors;

•	consults with the Chief Executive Officer and Chairman regarding Board meeting agendas, schedules and materials;

•	communicates with the Chief Executive Officer and Chairman;

•	acts as a liaison between the Chief Executive Officer and Chairman and the independent directors when appropriate;

•	raises issues with management on behalf of the independent directors;

•	annually reviews, together with the Nominating and Governance Committee, the Board’s performance during the prior year; and

•	serves as the Board’s liaison for consultation and communication with shareholders as appropriate.

Tesla also has a mechanism for shareholders to communicate directly with non-management directors (see “Contacting the Board of Directors” below).

In addition, the board has three standing committees — Audit, Compensation, and Nominating and Governance, which are each further described below. Each of the board committees is comprised solely of independent directors, and each committee has a separate chair. Our independent directors generally meet in executive session at each regularly scheduled Board meeting, and at such other times as necessary or appropriate as determined by the independent directors. In addition, on an annual basis, as part of our governance review and succession planning, the Board of Directors (led by the Nominating and Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Tesla.

Board Role in Risk Oversight

The Board of Directors is responsible for overseeing the major risks facing the Company while management is responsible for assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to the Company’s compensation plans and programs. In performing their oversight responsibilities, the Board and Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit and Compensation Committees report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Employee Compensation Risks

Tesla’s management and the Compensation Committee have assessed the risks associated with Tesla’s compensation policies and practices for all employees, including non-executive officers. Based on the results of this assessment, Tesla does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Tesla.

Board Meetings and Committees

During fiscal 2010, the Board of Directors held eight (8) meetings. Other than Messrs. Al Darmaki and Kohler, each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served during the past fiscal year. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Buss, Gracias and Jurvetson, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Mr. Buss is the chairperson of the Audit Committee. The Board of Directors has determined that Mr. Buss is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee is responsible for, among other things:

•	reviewing and approving the selection of Tesla’s independent auditors, and approving the audit and non-audit services to be performed by Tesla’s independent auditors;

•	monitoring the integrity of Tesla’s financial statements and Tesla’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of Tesla’s internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors Tesla’s interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in Tesla’s annual proxy statement.

The Audit Committee held seven (7) meetings during the last fiscal year. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Tesla’s website at: http://ir.teslamotors.com/governance.cfm.

The Audit Committee Report is included in this proxy statement on page 47.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Buss, Ehrenpreis and Gracias, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chairperson of the Compensation Committee.

The Compensation Committee is responsible for, among other things:

•	overseeing Tesla’s compensation policies, plans and benefit programs;

•

reviewing and approving for Tesla’s executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in Tesla’s annual proxy statement; and

•	administering Tesla’s equity compensation plans.

The Compensation Committee held four (4) formal meetings and met at least six (6) other times during the last fiscal year. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on Tesla’s website at: http://ir.teslamotors.com/governance.cfm.

The Compensation Committee Report is included in this proxy statement on page 32.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Buss, Ehrenpreis and Gracias, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chairperson of the Nominating and Governance Committee.

The Nominating and Governance Committee is responsible for, among other things:

•	assisting the Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board of Directors;

•	reviewing the succession planning for Tesla’s executive officers;

•	overseeing the evaluation of Tesla’s Board of Directors and management; and

•	recommending members for each Board committee to the Board of Directors.

The Nominating and Governance Committee held four (4) formal meetings and met at least six (6) other times during the last fiscal year. The Nominating and Governance Committee has adopted a written charter approved by the Board of Directors, which is available on Tesla’s website at: http://ir.teslamotors.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

Messrs. Buss, Ehrenpreis and Gracias served as members of the Compensation Committee during fiscal 2010. No interlocking relationships exist between any member of Tesla’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Tesla or its subsidiaries.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Governance Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: General Counsel, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Tesla within the last three years and evidence of the nominating person’s ownership of Tesla stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Nominating and Governance Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Nominating and Governance Committee regularly reviews the current composition and size of the Board of Directors.

•

The Nominating and Governance Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and (3) such other factors as the Nominating and Governance Committee may consider appropriate.

•

While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of Tesla’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Governance Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•

The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee recommends to the full Board of Directors the director nominees.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although Tesla does not have a formal policy regarding attendance by members of the Board of Directors at Tesla’s annual meeting of stockholders, Tesla encourages, but does not require, directors to attend.

Insider Trading Policy and Rule 10b5-1 Trading Plans

Tesla has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Tesla’s common stock. In addition, as of December 31, 2010, four of Tesla’s executive officers had entered into a Rule 10b5-1 trading plan.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically at the following website: http://ir.teslamotors.com/contactBoard.cfm. Such stockholders who desire to contact our non-employee directors by mail may do so by writing Tesla’s Corporate Secretary at Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304. Our General Counsel receives these communications unfiltered by Tesla, forwards communications to the appropriate committee of the Board of Directors or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to ir@teslamotors.com.

EXECUTIVE OFFICERS

The names of Tesla’s executive officers, their ages, their positions with Tesla and other biographical information as of March 31, 2011, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	39	Chief Executive Officer, Product Architect and Chairman
Deepak Ahuja	48	Chief Financial Officer
Jeffrey B. Straubel	35	Chief Technology Officer
Gilbert Passin	50	Vice President, Manufacturing
George Blankenship	57	Vice President, Sales and Ownership Experience
Eric S. Whitaker	44	General Counsel and Secretary

Elon Musk. For a brief biography of Mr. Musk, please see “Proposal One — Election of Directors — Information Regarding the Board of Directors and Director Nominees.”

Deepak Ahuja has served as our Chief Financial Officer since July 2008. Prior to joining us, Mr. Ahuja served in various positions at Ford Motor Company from August 1993 to July 2008, most recently as the Vehicle Line Controller of Small Cars Product Development from July 2006 to July 2008, and as Chief Financial Officer for Ford of Southern Africa from February 2003 to June 2006. Mr. Ahuja also served as the Chief Financial Officer for Auto Alliance International, a joint venture between Ford and Mazda, from September 2000 to February 2003. Mr. Ahuja holds an M.S.I.A. (which was subsequently redesignated as an M.B.A.) from Carnegie Mellon University, a M.S. in materials engineering from Northwestern University and a Bachelors degree in ceramic engineering from Banaras Hindu University in India.

Jeffrey B. Straubel has served as our Chief Technology Officer since May 2005 and previously served as our Principal Engineer, Drive Systems from March 2004 to May 2005. Prior to joining us, Mr. Straubel was the Chief Technical Officer and co-founder of Volacom Inc., an aerospace firm which designed a specialized high-altitude electric aircraft platform, from 2002 to 2004. Mr. Straubel holds a B.S. in energy systems engineering from Stanford University and a M.S. in engineering, with an emphasis on power electronics, microprocessor control and energy conversion, from Stanford University.

Gilbert Passin has served as our Vice President, Manufacturing since January 2010. Prior to joining us, Mr. Passin served in various positions at Toyota Motor Engineering & Manufacturing North America, an automobile manufacturer, from 2005 to January 2010 most recently as a General Manager of Production Engineering for West Coast and previously as a Vice President of Manufacturing, running both large scale production of the Corolla and Matrix models as well as production of the Lexus RX350 at the Toyota Motor Manufacturing Canada Cambridge plant. Mr. Passin also served as a Vice President and General Manager of Volvo Trucks North America at the New River Valley Plant, an automobile manufacturer, from 2002 to 2005 as well as Vice President and General Manager of Mack Trucks Inc. at the Winnsboro Assembly Facility from 2000 to 2002. Mr. Passin holds a National Engineering Degree from Ecole Centrale de Paris.

George Blankenship has served as our Vice President, Sales & Ownership Experience since July 2010. From March 2009 to June 2010, Mr. Blankenship served as a real estate consultant for Microsoft Corporation. From May 2000 to September 2006, he served as Vice President, Real Estate for Apple Computer. Between June 1980 and June 2000, Mr. Blankenship served in various positions with GAP, Inc., most recently as Vice President, Retail Strategy. Mr. Blankenship attended the University of Delaware from 1971 until 1974.

Eric S. Whitaker has served as our general counsel since October 2010. From October 2007 to October 2010, Mr. Whitaker served as Executive Vice President and General Counsel of Avalanche Technology. From December 1999 to July 2006, he served in various positions at Lexar Media, Inc. most recently as Executive Vice President of Corporate Strategy, General Counsel and Corporate Secretary. From October 1995 to December 1999, Mr. Whitaker was an attorney with Latham & Watkins. Mr. Whitaker holds a B.A. in politics from Princeton University and a J.D. from Stanford University Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2010 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

Compensation Philosophy — Introduction

We design, develop, manufacture and sell high-performance fully electric vehicles and advanced electric vehicle powertrain components. To achieve these goals, we designed, and intend to modify as necessary, our compensation and benefits program and philosophy, to attract, retain and incentivize talented, deeply qualified, and committed executive officers that share our philosophy and desire to work toward these goals. We believe compensation incentives for such executive officers should promote the success of our company and motivate them to pursue corporate objectives, and above all should be structured so as to reward clear, easily measured performance goals that closely align the executive officers’ incentives with the long-term interests of stockholders.

In recent years, we have successfully navigated a wide variety of difficult operational and financial challenges and undergone several periods of rapid change that have directly affected the compensation structure of our executive team. The compensation offered to our senior executive officers has historically varied significantly as a result of these circumstances. Subsequently, we have sought to harmonize the compensation structures of senior executive officers and other employees to conform to our overall compensation philosophy.

Our current compensation programs reflect our startup origins in that they consist primarily of salary and stock options for senior executive officers. Consistent with our historical compensation philosophy, except as noted below, we do not currently provide our senior executive officers or other employees with any form of a cash bonus program or any severance provisions providing for continued salary or other benefits upon termination of an executive officer’s employment with us or other equity-based compensation, other than option grants. In certain limited cases, we have granted an executive up to 12 months vesting acceleration of certain stock options in the event of a termination of employment following a change of control. To date, we have not formally benchmarked our compensation program against any group of peer companies.

Additionally, as our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we will review executive compensation annually. We anticipate making new equity awards and adjustments to the components of our executive compensation program in connection with our yearly compensation review, which will be based, in part, upon the market analysis performed by Compensia, Inc., a compensation advisory firm, that may include benchmarking against a peer group of companies to be determined in the future and the recommendations to the Compensation Committee by our Chief Executive Officer (“CEO”).

Fiscal 2010 Compensation Overview

Our financial and business highlights for fiscal 2010 include the following:

•	2010 revenues were $116.7 million as compared with revenues of $111.9 million reported in the prior year and 2010 gross margin improved to 26%, up from 9% for 2009.

•	Tesla completed its initial public offering in which it raised approximately $188.8 million, net of underwriting discounts and commissions.

•

The first Model S alpha prototype was completed on schedule. Tesla showcased its advanced vehicle engineering capabilities by showing a unique expanded view of the Model S “body-in-white” at the North American International Auto Show in Detroit in January 2011.

•

Tesla purchased the manufacturing operations located at the former New United Motor Manufacturing, Inc. (“NUMMI”) facility for $42 million and over $17 million of manufacturing equipment and spare parts from NUMMI and Toyota, all of which was acquired at significant discounts compared to new equipment. The equipment will be used in the Tesla Factory in Fremont, the purchase of which closed in October 2011. The facility will become the future home of Model S production, the derivatives on the Model S platform including the company’s planned Model X crossover vehicle, and Tesla’s planned next generation of high volume, mass-market electric vehicles.

•

Daimler increased its orders for the battery pack and charger for the Smart fortwo electric drive from 1,000 sets to 1,800 sets. The fourth quarter of 2010 represented the third quarter in a row in which Tesla delivered a record number of battery packs and chargers for the Smart fortwo electric drive program. Having completed the development of the battery and charger for the Daimler A-class electric vehicle, Tesla is currently delivering production components.

•

Toyota and Panasonic both made strategic investments in Tesla of $50 million and $30 million, respectively. In addition, Toyota and Tesla entered into agreements for the development of an integrated powertrain system to be installed in the Toyota RAV4 EV. Tesla and Panasonic are continuing their development of next generation battery cells designed specifically for electric vehicles.

As described in more detail below and in the compensation tables that follow this compensation discussion and analysis, our compensation structure applicable to our named executive officers did not change significantly during fiscal 2010:

•	Our CEO continues to work for an annual base salary of $33,280, consistent with minimum wage requirements under California law, and still accepts only $1 in salary.

•	Our other executive officers’ salaries increased by a range of 4.0% to 17.1% in order to align them more closely with comparable post-IPO companies.

•	Our compensation program is still predominantly in the form of stock options, including performance-based awards, designed to promote long-term stockholder interests.

•	We have no cash bonus program for any of our named executive officers.

•	We have limited severance provisions providing for continued salary or other benefits upon termination of an executive officer’s employment with us.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee has overall responsibility for recommending to our Board of Directors the compensation of our CEO and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by the Board of Directors. Currently, the Compensation Committee consists of three members of the Board, Messrs. Buss, Ehrenpreis, and Gracias, none of whom are executive officers of the Company, and Messrs. Buss, Ehrenpreis and Gracias each qualify as (i) an “independent director” under the rules of The Nasdaq Stock Market, and (ii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See the section entitled “Corporate Governance — Board Meetings and Committees — Compensation Committee.”

Role of Compensation Consultant

The Compensation Committee has the authority to engage the services of outside consultants to assist it making decisions regarding the establishment of the Company’s compensation programs and philosophy. The

Compensation Committee retained Compensia as its compensation consultant in 2009 to advise the Compensation Committee in matters related to CEO compensation and director compensation. The Compensation Committee assisted in an analysis of executive officer compensation in 2010.

Role of Executive Officers in Compensation Decisions

For executive officers other than our CEO, the Compensation Committee has historically sought and considered input from our CEO regarding such executive officers’ responsibilities, performance and compensation. Specifically, our CEO recommends base salary increases and equity award levels that are used throughout our compensation plans, and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our CEO believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as our company’s performance. Our Compensation Committee considers our CEO’s recommendations, but may adjust up or down as it determines in its discretion, and approves the specific compensation for all the executive officers. All such compensation determinations are largely discretionary.

Our Compensation Committee meets in executive session, and our CEO generally does not attend Compensation Committee meetings or discussions where recommendations are made regarding his compensation. He is not present during Compensation Committee deliberations or votes on his compensation and also abstains from voting in sessions of the Board of Directors where the Board of Directors acts on the Compensation Committee’s recommendations regarding his compensation.

CEO Compensation

In developing compensation recommendations for the CEO, the Compensation Committee has sought both to appropriately reward the CEO’s previous and current contributions and to create incentives for the CEO to continue to contribute significantly to successful results in the future. Our CEO, Elon Musk, continues to work for an annual base salary of $33,280, consistent with minimum wage requirements under California law, and he is subject to income taxes based on such base salary. Mr. Musk, however, currently only accepts $1 per year for his services. Prior to December 2009, Mr. Musk also did not receive any equity compensation for his services over a period of five years. In addition to serving as the CEO since October 2008, Mr. Musk has contributed significantly and actively to us since our earliest days in April 2004 by recruiting executives and engineers, contributing to the Tesla Roadster’s engineering and design, raising capital for us and bringing investors to us, and raising public awareness of the Company. Further, Mr. Musk has served, and continues to serve, as our Chief Product Architect.

As part of its review of our executive compensation prior to our initial public offering, or IPO, the Compensation Committee requested summary data from Compensia concerning ranges of compensatory equity ownership levels as a percentage of the company by CEOs who have played a significant role in the founding and early stage growth of technology companies. This review included an assessment of founder ownership data in late-stage, pre-IPO companies of similar size and capital to us and founder ownership data of a broad sampling of technology companies at the time of the IPO. The data presented to the Compensation Committee by Compensia analyzed the total beneficial ownership of founder CEOs immediately prior to the IPO. It was noted that the vast majority of these CEOs acquired their equity through compensatory equity grants as opposed to preferred stock acquired via personal investment as was the case with Mr. Musk.

Based on its judgment, a review of competitive market ownership data, and its view that compensation should be tied to clear, measurable performance goals that would best align Mr. Musk with stockholder interests, the Compensation Committee recommended, and in December 2009, the Board adopted a compensation approach for Mr. Musk which provides compensation primarily through stock options designed to promote long-term stockholder interests.

Among the accomplishments achieved during Mr. Musk’s involvement that the Compensation Committee felt deserved recognition, the Compensation Committee considered our successful launch of the Tesla Roadster in 2008, the extension of sales to Europe in 2009, our early success in building a well-recognized worldwide brand, and our success in fundraising during the 2008-2009 time period, when despite difficult external conditions, we raised equity financing and entered into the DOE Loan Facility, together totaling more than $500 million.

In recognition of these achievements and to create incentives for future success, the Compensation Committee recommended, and the Board of Directors approved a grant to Mr. Musk of 3,355,986 options to purchase shares of our common stock at an exercise price of $6.63 per share representing 4% of our fully-diluted share base prior to such grant as of December 4, 2009, with 1/4th of the shares subject to the option vesting immediately, and 1/48th of the shares subject to the option scheduled to vest each month thereafter over the next three years, assuming Mr. Musk’s continued service to us through each vesting date.

In addition, to create incentives for the attainment of clear performance objectives around a key element of our current business plan — the successful launch and commercialization of the Model S — the Compensation Committee recommended and the Board of Directors approved on December 4, 2009, an additional grant to Mr. Musk of 3,355,986 options to purchase shares of our common stock at an exercise price of $6.63 per share totaling an additional 4% of our fully-diluted shares prior to such grant as of December 4, 2009, with a vesting schedule based entirely on the attainment of performance objectives as follows, assuming Mr. Musk’s continued service to us through each vesting date:

•	1/4th of the shares subject to the option are scheduled to vest upon the successful completion of the Model S Engineering Prototype (Alpha);

•	1/4th of the shares subject to the option are scheduled to vest upon the successful completion of the Model S Validation Prototype (Beta);

•	1/4th of the shares subject to the option are scheduled to vest upon the completion of the first Model S Production Vehicle; and

•	1/4th of the shares subject to the option are scheduled to vest upon the completion of 10,000th Model S Production Vehicle.

The milestones for this option award were designed to reward Mr. Musk for company-based performance goals that align Mr. Musk’s compensation with the long-term interests of stockholders and the United States Department of Energy. The milestones were set at levels that are attainable and critical to our success. If Mr. Musk does not meet one or more of the above milestones prior to the fourth anniversary of the date of the grant he will forfeit his right to the unvested portion of the option. The first milestone — the successful completion of the Model S engineering prototype (alpha build) — was completed in December 2010 and approved by the Board of Directors in January 2011; as of the date of this filing, it is the only milestone to have been met.

Elements of Compensation

Our current executive compensation program, which was set by our Compensation Committee, consists of the following components:

•	base salary;

•	equity-based incentives;

•	severance and change of control benefits; and

•	other benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward achievement of financial, operational and strategic objectives and align the interests of our named executive officers and other senior personnel with those of our stockholders.

Base Salary

We provide base salary to our named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. The following table sets forth information regarding the base salary for fiscal year 2010 and 2011 for our named executive officers:

Named Executive Officer	Fiscal 2010 Base Salary ($)		Fiscal 2011 Base Salary ($)
Elon Musk	33,280	(1)	33,280	(1)
Deepak Ahuja	300,000		325,000	(2)
Jeffrey B. Straubel	205,000		240,000	(3)
George Blankenship	300,000		325,000	(4)
Eric S. Whitaker (5)	300,000		300,000

(1)	Mr. Musk’s salary is based on minimum wage requirements under California law and he is subject to income taxes based on such base salary. Mr. Musk, however, currently only accepts $1 per year for his services. Under California law, Mr. Musk is entitled to the portion of the base salary that he does not receive each year.
(2)	Mr. Ahuja’s base salary was increased from $300,000 to $325,000 effective August 1, 2010.
(3)	Mr. Straubel’s base salary was increased from $205,000 to $240,000 effective August 1, 2010.
(4)	Mr. Blankenship’s base salary was increased from $300,000 to $325,000 effective August 1, 2010.
(5)	Mr. Whitaker joined us as our General Counsel in October 2010.

Our Compensation Committee is responsible for setting our CEO’s and other executives’ base salaries. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance and the competitive market. The completion of key projects or technical milestones is also a factor in salary determinations. Because we typically do not provide bonuses to our executive officers, we also view salary as a key motivation and reward for our executives’ overall performance. In January 2011, the Compensation Committee discussed our named executive officers’ annual performance reviews and increased the base salaries of Messrs. Straubel, Ahuja and Blankenship as part of the company’s annual merit increases and to keep such executive officers’ base salaries consistent with those of officers performing comparable jobs at comparable public companies. Mr. Whitaker’s base salary was set in connection with his appointment as our General Counsel and reflects his experience, qualifications, the scope of his role, competitive pay practices and prevailing market conditions, internal pay consistency, and retention incentives.

Equity-Based Incentives

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Our equity-based incentives have historically been granted in the form of options to purchase shares of our common stock, including the grant of options at the commencement of employment for the majority of our current named executive officers. We believe that equity grants align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance and create an ownership culture. In addition, the vesting feature of our equity grants contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the vesting period. To date, we have not had an established set of criteria for granting equity awards; instead the Compensation Committee exercises its judgment and discretion, in consultation with our CEO, and considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer to determine the level of equity awards that it approves.

We do not have, nor do we plan to establish, any program, plan, or practice to time stock option grants in coordination with releasing material non-public information. The Compensation Committee meets monthly to approve stock option grants, which grants become effective as of the second Monday of the month, in accordance with our equity incentive award grant policy.

In the second quarter of 2010, we made stock option grants to certain members of our management team, including three of our named executive officers, each with a vesting schedule based entirely on the attainment of the following performance objectives which are identical to those performance milestones included in the stock option we granted to our CEO in December 2009:

•	1/4th of the shares subject to the option are scheduled to vest upon the successful completion of the Model S Engineering Prototype (Alpha);

•	1/4th of the shares subject to the option are scheduled to vest upon the successful completion of the Model S Validation Prototype (Beta);

•	1/4th of the shares subject to the option are scheduled to vest upon the completion of the first Model S Production Vehicle; and

•	1/4th of the shares subject to the option are scheduled to vest upon the completion of 10,000th Model S Production Vehicle.

If one or more of these milestones is not achieved on or prior to December 4, 2013, each executive officer will forfeit his right to the unvested portion of the option. The first milestone — the successful completion of the Model S engineering prototype (alpha build) — was completed in December 2010 and approved by the Board of Directors in January 2011; as of the date of this filing, it is the only milestone to have been met.

The following table sets forth these performance-based stock option grants to our named executive officers:

Name	Date of Grant	Number of Shares Underlying Option	Exercise Price ($)	Vesting Start Date	Vesting Schedule (1)
Deepak Ahuja	6/12/2010	83,300	14.17	—	Vesting upon the achievement of milestones as described above
Jeffrey B. Straubel	6/12/2010	116,650	14.17	—	Vesting upon the achievement of milestones as described above
George Blankenship	6/12/2010	33,300	14.17	—	Vesting upon the achievement of milestones as described above

(1)	In each case, vesting remains subject to continued service through each vesting date.

In addition, during fiscal 2010 the Compensation Committee granted time-based vesting options to our named executive officers as described below.

In June 2010, as an award for his contributions to various patents we were granted, Mr. Straubel was granted an additional option to purchase 2,450 shares of common stock at an exercise price per share of $14.17. This option vests as to 1/48th of the shares subject to the option each month over 48 months, subject to Mr. Straubel’s continued service through each such vesting date.

In June 2010, in connection with the commencement of his employment with us, Mr. Blankenship was granted an option to purchase 100,000 shares of common stock at an exercise price per share of $14.17. This option vests as to 1/4th of the shares subject to the option on May 10, 2011 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter over the next 36 months, subject to Mr. Blankenship’s continued service through each such vesting date.

In September 2010, in connection with the commencement of his employment with us, Mr. Blankenship was granted an additional option to purchase 25,000 shares of common stock at an exercise price per share of $20.72. This option vests as to 1/48th of the shares subject to the option each month over 48 months, subject to Mr. Blankenship’s continued service through each such vesting date.

In October 2010, in connection with his promotion to Vice President, Sales and Ownership Experience, Mr. Blankenship was granted an additional option to purchase 50,000 shares of common stock at an exercise price per share of $20.24. This option vests as to 1/48th of the shares subject to the option each month over 48 months, subject to Mr. Blankenship’s continued service through each such vesting date.

In November 2010, Mr. Whitaker was granted an option to purchase 200,000 shares of common stock at an exercise price per share of $24.98. This option vests as to 1/4th of the shares subject to the option on October 27, 2011 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter 1/48th of the shares subject to the option each month over the next 48 months, subject to Mr. Whitaker’s continued service through each such vesting date. This grant was made in connection with the commencement of Mr. Whitaker’s employment with us, in accordance with the terms of his offer letter, and took into account his new executive position with us, including the size of his base salary and other compensation.

In the first quarter of 2011, we completed performance reviews for our employees and executive officers, and in some cases as a result of these reviews, executive officers received additional stock option grants. The following table sets forth the stock option grants we made to our named executive officers in the first quarter of 2011:

Name	Date of Grant	Number of Shares Underlying Option	Exercise Price ($)	Vesting Start Date	Vesting Schedule (1)
Deepak Ahuja	1/10/11	30,000	28.45	1/10/11	1/48th per month
Jeffrey B. Straubel	1/10/11	50,000	28.45	1/10/11	1/48th per month
George Blankenship	1/10/11	25,000	28.45	1/10/11	1/48th per month

(1)	In each case, vesting remains subject to continued service through each vesting date.

Severance and Change of Control Benefits

We have entered into offer letters and other agreements that require specific payments and benefits to be provided to certain of our named executive officers in the event of termination of employment in connection with a change of control. See “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Bonus

Except for a $1,000 patent award we paid to Mr. Straubel, and a sign-on bonus of $100,000 we paid to Mr. Blankenship, we did not provide any cash-based bonus awards to our named executive officers in 2010.

Non-Equity Incentive Plan Compensation

We paid Mr. Blankenship a sales commission of $15,800 based on the number of Tesla Roadsters delivered. We did not provide any non-equity incentive plan compensation to any of our other named executive officers in 2010.

Perks

We generally do not provide any additional perquisites to our named executive officers except in certain limited circumstances. For example, in 2009 we entered into a relocation agreement with Deepak Ahuja, our Chief Financial Officer, to reimburse him for certain relocation expenses.

Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance and accidental death and dismemberment insurance;

•	a 401(k) plan for which no company match is provided;

•	an employee stock purchase plan;

•	short-and long-term disability;

•	medical and dependent care flexible spending account; and

•	a health savings account.

Tax Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of us that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Because of the limitations of Internal Revenue Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our CEO and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any fiscal year or is “performance-based” under Code Section 162(m). In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. Additionally, under a special Code Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Code Section 162(m), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the initial public offering occurs. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Code Section 162(m) as a factor in compensation decisions.

Compensation Committee Report

The Compensation Committee oversees Tesla’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Ira Ehrenpreis (Chair)

Brad W. Buss

Antonio J. Gracias

Summary Compensation Table

The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2010 (our “named executive officers”). No disclosure is provided for 2009 for those persons who were not named executive officers in 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Elon Musk	2010	33,280	—		—	—		—		33,280
Chief Executive Officer, Product Architect and Chairman	2009	33,280	—		23,893,283	—		206,245	(2)	24,132,808

Deepak Ahuja	2010	310,417	—		686,809	—		6,410	(3)	1,003,636
Chief Financial Officer	2009	287,200	—		225,178	—		156,344	(4)	668,722

Jeffrey B. Straubel	2010	220,055	1,000	(5)	1,243,498	—		—		1,464,503
Chief Technology Officer	2009	192,922	—		540,832	—		—		733,754

George Blankenship (6)	2010	160,417	100,000	(7)	2,064,261	15,800	(8)	—		2,340,478
Vice President, Sales and Ownership Experience

Eric S. Whitaker (9)	2010	53,462	—		3,163,300	—		—		3,216,762
General Counsel and Secretary

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 3, 2011.
(2)	Includes reimbursement for filing fees in the amount of $125,000 paid by Mr. Musk on behalf of the Elon Musk Revocable Trust dated July 22, 2003, or the Trust, in connection with a filing made under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, as a result of the acquisition of additional shares of our voting securities by the Trust as part of our Series E convertible preferred stock financing plus an additional tax gross-up amount of $81,245.

(3)	Includes reimbursement of $4,059 for expenses incurred in connection with our initial public offering and a gross-up of $2,351.
(4)	Includes reimbursement for relocation expenses in the amount of $70,789 and reimbursement for temporary housing expenses in the amount of $85,555.
(5)	Amount consists of patent award bonus.
(6)	Mr. Blankenship has served as our Vice President, Sales & Ownership Experience since July 2010 and received a prorated base salary based on an annual salary of $300,000, increased to $325,000 effective August 1, 2010.
(7)	Amount consists of sign-on bonus.
(8)	Amount consists of sales commissions.
(9)	Mr. Whitaker joined us as our General Counsel and Secretary in October 2010 and received a prorated base salary based on an annual salary of $300,000.

Grants of Plan-Based Awards in 2010

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2010 under any plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)(2)
		Threshold (S)	Target ($)	Maximum ($)
Elon Musk	—	—	—	—	—	—	—
Deepak Ahuja	6/12/2010	—	—	—	83,300	14.17	686,809
Jeffrey B. Straubel	6/12/2010	—	—	—	119,100	14.17	981,980
	9/13/2010	—	—	—	20,000	20.72	261,518
George Blankenship	6/12/2010	—	—	—	133,300	14.17	1,099,059
	9/13/2010	—	—	—	25,000	20.72	326,898
	10/12/2010	—	—	—	50,000	20.24	638,305
	—	(3)	(3)	(3)	—	—	—
Eric S. Whitaker	11/8/2010	—	—	—	200,000	24.98	3,163,300

(1)	The vesting schedule applicable to each award is set forth below in the section entitled “Outstanding Equity Awards at Fiscal Year-End 2010”.
(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 3, 2011. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.
(3)	In connection with his promotion to Vice President, Sales and Ownership Experience in October 2010, Mr. Blankenship entered into a sales commission plan which provides that he shall receive $200 for each Tesla Roadster delivered. There is no “Threshold,” “Target” or “Maximum” payable under the plan. During the year ended December 31, 2010, we paid Mr. Blankenship $15,800 under this plan, which is reflected in the “Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. We did not provide any non-equity incentive plan compensation to any of our other named executive officers in 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2010.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Elon Musk	12/4/09	(1)	1,677,993	1,677,993	—	6.63	12/3/16
	12/4/09	(2)	—	—	3,355,986	6.63	12/3/16

Deepak Ahuja	6/12/10	(2)	—	—	83,300	14.17	6/11/17
	12/4/09	(3)	18,055	36,111	—	6.63	12/3/16
	4/13/09	(4)	12,152	17,014	—	2.70	4/12/16
	9/3/08	(5)	65,008	18,325	—	2.70	9/2/15

Jeffrey B. Straubel	9/13/10	(2)	—	—	20,000	20.72	9/13/20
	6/12/10	(6)	306	2,144	—	14.17	6/11/17
	6/12/10	(2)	—	—	116,650	14.17	6/11/17
	12/4/09	(7)	39,027	78,056	—	6.63	12/3/16
	4/13/09	(8)	44,965	62,951	—	2.70	4/12/16
	6/4/08	(9)	21,527	11,806	—	2.70	6/3/15
	11/9/07		9,334	—	—	2.10	11/8/14
	5/31/06		10,416	—	—	0.36	5/30/13

George Blankenship	10/12/10	(10)	2,083	47,917	—	20.24	10/12/20
	9/13/10	(11)	2,604	22,396	—	20.72	9/13/20
	6/12/10	(12)	—	100,000	—	14.17	6/11/17
	6/12/10	(2)	—	—	33,333	14.17	6/11/17

Eric S. Whitaker	11/8/10	(13)	—	200,000	—	24.98	11/8/20

(1)	1/4th of the total number of shares subject to the option became vested and exercisable on the grant date and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Musk’s continued service to us on each such vesting date.
(2)	1/4th of the total number of shares subject to the option will vest upon completion of the Model S engineering prototype as determined by our board of directors, 1/4th of the total number of shares subject to the option will vest upon completion of the Model S validation prototype as determined by our board of directors, 1/4th of the total number of shares subject to the option subject to the option will vest upon the first production of the Model S vehicle as determined by our board of directors and 1/4th of the total number of shares subject to the option will vest upon completion of production of the 10,000th Model S vehicle as determined by our board of directors, in each case subject to the optionee continued to service to us on each such vesting date and the completion of the objective on or prior to December 4, 2013.
(3)	1/48th of the total number of shares subject to the option shall vest monthly starting August 16, 2009, subject to Mr. Ahuja’s continued service to us on each such vesting date.
(4)	1/48th of the total number of shares subject to the option shall vest monthly starting April 13, 2009, subject to Mr. Ahuja’s continued service to us on each such vesting date.
(5)	1/4th of the total number of shares subject to the option become vested and exercisable on July 31, 2009 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Ahuja’s continued service to us on each such vesting date.
(6)	1/48th of the total number of shares subject to the option shall vest monthly starting June 3, 2010, subject to Mr. Straubel’s continued service to us on each such vesting date.

(7)	1/48th of the total number of shares subject to the option shall vest monthly starting August 16, 2009, subject to Mr. Straubel’s continued service to us on each such vesting date.
(8)	1/48th of the total number of shares subject to the option shall vest monthly starting April 13, 2009, subject to Mr. Straubel’s continued service to us on each such vesting date.
(9)	1/48th of the total number of share subject to the option shall vest monthly starting May 7, 2008, subject to Mr. Straubel’s continued service to us on each such vesting date.
(10)	1/48th of the total number of share subject to the option shall vest monthly starting October 1, 2010, subject to Mr. Blankenship’s continued service to us on each such vesting date.
(11)	1/48th of the total number of share subject to the option shall vest monthly starting July 5, 2010, subject to Mr. Blankenship’s continued service to us on each such vesting date.
(12)	1/4th of the total number of shares subject to the option will become vested and exercisable on May 10, 2011 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Blankenship’s continued service to us on each such vesting date.
(13)	1/4th of the total number of shares subject to the option will become vested and exercisable on October 27, 2011 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Whitaker’s continued service to us on each such vesting date.

2010 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options during fiscal 2010 for each of the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)
Elon Musk	—	—
Deepak Ahuja	—	—
Jeffrey B. Straubel	50,000	490,500
	8,333	81,163
	156,250	1,500,000
	40,666	319,635
George Blankenship	—	—
Eric S. Whitaker	—	—

(1)	Reflects the difference between the market price of Tesla common stock at the time of exercise on the exercise date and the exercise price of the option.

Potential Payments Upon Termination or Change of Control

Termination or Change of Control Arrangements

Offer Letter with Deepak Ahuja

We entered into an offer letter agreement with Deepak Ahuja, our Chief Financial Officer, on June 13, 2008. The offer letter agreement has no specific term and constitutes at-will employment. Pursuant to the offer letter, Mr. Ahuja was granted options to purchase 83,333 shares of our common stock at an exercise price per share of $2.70, which was equal to the fair market value of our common stock on the date the options were granted as determined by our board of directors. The offer letter agreement provides for 12 months of additional vesting of these options in the event Mr. Ahuja is terminated without cause within one year following a change in control of us.

Offer Letter with Eric S. Whitaker

We entered into an offer letter agreement with Eric S. Whitaker, our General Counsel, on October 25, 2010. The offer letter agreement has no specific term and constitutes at-will employment. Pursuant to the offer letter, Mr. Whitaker was granted options to purchase 200,000 shares of our common stock at an exercise price per share of $24.98, which was equal to the market closing price of our common stock on the date the options were granted. The offer letter agreement provides for 12 months of additional vesting of these options in the event Mr. Whitaker is terminated without cause within one year following a change in control of us.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2010 (December 31, 2010), and the price per share of Tesla’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($26.63). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Type of Benefit	Termination Without Cause not in Connection with a Change of Control ($)	Termination Without Cause After Change of Control ($)
Elon Musk	Cash Severance Payments	—	—
	Equity Acceleration	—	—
	Health Care Benefits	—	—

	Total Termination Benefits:	—	—

Deepak Ahuja	Cash Severance Payments	—	—
	Equity Acceleration	—	498,534	(1)
	Health Care Benefits	—	—

	Total Termination Benefits:	—	498,534

Jeffrey B. Straubel	Cash Severance Payments	—	—
	Equity Acceleration	—	—
	Health Care Benefits	—	—

	Total Termination Benefits:	—	—

George Blankenship	Cash Severance Payments	—	—
	Equity Acceleration	—	—
	Health Care Benefits	—	—

	Total Termination Benefits:	—	—

Eric S. Whitaker	Cash Severance Payments	—	—
	Equity Acceleration	—	82,500	(2)
	Health Care Benefits	—	—

	Total Termination Benefits:	—	82,500

(1)

As of December 31, 2010, 20,833 shares of common stock subject to Mr. Ahuja’s options would accelerate if he were terminated without Cause in connection with a Change of Control within a 12-month period after such Change of Control. The amount indicated in the table is calculated as the spread value of the options subject to accelerated vesting on December 31, 2010.
(2)	As of December 31, 2010, 50,000 shares of common stock subject to Mr. Whitaker’s options would accelerate if he were terminated without Cause in connection with a Change of Control within a 12-month period after such Change of Control. The amount indicated in the table is calculated as the spread value of the options subject to accelerated vesting on December 31, 2010.

Compensation of Directors

Compensation for Fiscal 2010

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2010 board service. Elon Musk, who is our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($) (2)(3)	All Other Compensation(4)	Total ($)
Current non-employee directors:
H.E. Ahmed Saif Al Darmaki	10,000	—	—	10,000
Brad W. Buss	22,500	—	—	22,500
Ira Ehrenpreis.	18,750	88,496	3,276	110,522
Antonio J. Gracias	18,750	88,496	28,097	135,344
Stephen T. Jurvetson	13,750	—	—	13,750
Herbert Kohler	5,000	—	—	5,000
Kimbal Musk	10,000	88,496	2,539	101,035

(1)	Cash fees paid for board and/or committee service reflect a partial year of service beginning upon the completion of Tesla’s initial public offering in July 2010. Mr. Kohler has determined that he does not anticipate accepting any additional cash compensation for his director services.
(2)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 3, 2011. These amounts do not correspond to the actual value that may be recognized by the directors.
(3)	As of December 31, 2010, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Options Outstanding
H.E. Ahmed Saif Al Darmaki	33,333
Brad W. Buss	33,333
Ira Ehrenpreis.	49,999
Antonio J. Gracias	49,999
Stephen T. Jurvetson	33,333
Herbert Kohler(A)	33,333
Kimbal Musk	16,666

(A)	Options subsequently transferred to Daimler North America Corporation.

(4)	Consists of reimbursements for out-of-pocket travel expenses incurred in connection with attendance at board or committee meetings or in connection with our initial public offering.

Standard Director Compensation Arrangements

In January 2010, our Board of Directors adopted an outside director compensation policy that is applicable to all of Tesla’s non-employee directors and became effective upon completion of our initial public offering. This policy provides that each such non-employee director will receive the following compensation for board services:

•	an annual cash retainer for general board service of $20,000;

•	no cash awards for attendance of general board meetings;

•

an annual cash retainer for serving as the chairman of the audit committee of $15,000, for serving as the chairman of the compensation committee of $10,000 and for serving as the chairman of the nominating and governance committee of $7,500;

•

an annual cash retainer for serving on the audit committee of $7,500 per member, for serving on the compensation committee of $5,000 per member, and for serving on the nominating and corporate governance committee of $5,000 per member;

•

upon first joining the board, an automatic initial grant of a stock option to purchase 33,333 shares of our common stock vesting 1/4th on the one year anniversary of the vesting commencement date and 1/48th per month thereafter for the next three years, subject to continued service through each vesting date; and

•

each year shortly following the annual meeting an automatic annual grant of a stock option to purchase 16,666 shares of our common stock vesting on the earlier of (i) the one year anniversary of the vesting commencement date or (ii) the day prior to the next annual meeting, subject to continued service through the vesting date.

If, following a change of control, a director is terminated, all options granted to the director pursuant to the compensation policy shall fully vest and become immediately exercisable.

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings reimbursed by Tesla.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Tesla’s equity compensation plans as of December 31, 2010.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders (1)	13,738,122	$8.62	9,407,975
Equity compensation plans not approved by security holders	66,666	1.80	—

Total	13,804,788		9,407,975

(1)

Includes the following plans: 2010 Equity Incentive Plan, 2003 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Our 2010 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 5,333,333 shares of our common stock, (ii) four percent (4%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our board of directors or a designated committee acting as administrator of the plan may determine. Our 2010 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 1,000,000 shares of our common stock, (ii) one percent (1%) of the outstanding shares of our common stock on the first day of the fiscal year, or (iii) such lesser amount as our board of directors or a designated committee acting as administrator of the plan may determine.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Tesla;

•	Any person known to be the beneficial owner of five percent or more of Tesla’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

In accordance with our Related Person Transactions Policy and Procedures, the Audit Committee must review and approve all transactions in which (i) Tesla or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all employees of the Company generally.

In assessing a related party transaction brought before it for approval the Audit Committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion.

Any material related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

Daimler Agreements

In connection with a Series E preferred stock financing in May 2009, Tesla entered into certain agreements with Daimler, Daimler North America Corporation (“DNAC”) and Blackstar Investco LLC. Herbert Kohler, a member of Tesla’s board of directors, is a Vice President of Blackstar and Daimler.

Tesla entered into a side agreement with Blackstar pursuant to which Tesla is obligated to give Blackstar notice of any proposal it receives relating to an acquisition of Tesla for which Tesla determines to engage in discussions with a potential acquiror or otherwise pursue. The notice shall include the material terms and conditions of such proposal and the identity of the proposed acquiror. The agreement further provides that Blackstar may, within a specified time period, submit a competing acquisition proposal. Blackstar’s rights under this agreement are not transferable except to Daimler or a controlled affiliate of Daimler. This agreement will terminate on December 31, 2011 or earlier upon the occurrence of certain other events including an acquisition of Tesla or certain changes in Tesla’s relationship with Daimler and Blackstar.

Elon Musk, Tesla’s Chief Executive Officer and Chairman, entered into a letter agreement with Blackstar pursuant to which Mr. Musk has agreed not to transfer any shares of Tesla capital stock beneficially owned by him to any automobile original equipment manufacturer, other than Daimler, without Blackstar’s consent. Mr. Musk has further agreed not to vote any shares of Tesla capital stock beneficially owned by him in favor of a deemed liquidation transaction to which any automobile original equipment manufacturer, other than Daimler, is a party without Blackstar’s consent. This agreement will terminate on December 31, 2011 or earlier upon the occurrence of certain other events including an acquisition of Tesla or certain changes in Tesla’s relationship with Daimler and Blackstar.

In addition, we have granted certain covenants to Daimler as part of our investors’ rights agreement. These covenants provide that if Mr. Musk is not serving as Tesla’s Chief Executive Officer at any time until the later of December 31, 2012 or the launch of the Model S, Mr. Musk shall promptly propose a successor Chief Executive Officer and Dr. Kohler, or his successor, must consent to any appointment of such person by the Board of Directors. Furthermore, if at any time during the period from January 1, 2011 through December 31, 2012, Mr. Musk is not serving as either Tesla’s Chief Executive Officer or Chairman of the Board of Directors for reasons other than his death or disability, and Dr. Kohler, or his successor, has not consented to the appointment of a new Chief Executive Officer or if during such period Mr. Musk renders services to, or invests in, any other automotive OEM other than us, Daimler has the right to terminate any or all of its strategic collaboration agreements with Tesla.

We entered into two agreements with Daimler and DNAC in May 2009, including a contract under which we agreed to develop and supply battery systems to Daimler for use in a “Smart EV Project.” Subsequently, on May 11, 2009, in connection with the Series E convertible preferred stock financing transaction in which Blackstar purchased shares of Tesla’s Series E convertible preferred stock, Tesla and DNAC entered into the EIP Agreement. Under the EIP Agreement, Tesla and DNAC agreed to begin the process of negotiating, in good faith, to enter into further agreements regarding areas of strategic cooperation, or the Strategic Agreements. In particular, the parties agreed to negotiate in good faith to enter into up to four additional agreements covering among other areas, strategic cooperation, the joint development of technology, and the supply of electric vehicle components to each other. To date, Tesla and Daimler have only entered into one of these agreements which is for the development and production of a battery pack and charger for a pilot fleet of Daimler’s A-Class electric vehicles to be introduced in Europe in 2011.

In addition to providing an exclusivity period for negotiation of the Strategic Agreements, the EIP Agreement specified certain terms that the parties would agree to include in those agreements. In particular Tesla agreed that certain of the Strategic Agreements would include exclusivity provisions which would limit Tesla from entering into competitive arrangements with other automotive companies; however, Tesla would not be subject to any restrictions with respect to the Tesla Roaster and Model S vehicles. Further, if a third party offers to enter into a competitive transaction with Tesla, Tesla is required to give DNAC notice of such offer. If DNAC declines to enter into such transaction on the same terms as offered by the third party, then Tesla would be free to enter into the competitive transaction with the third party, subject to certain limitations. The EIP Agreement also provides for the allocation of each party’s right to patent, copyright and other intellectual property rights in the event Tesla does enter into any of the Strategic Agreements and places limitations on Daimler’s and Tesla’s rights to license this intellectual property to competitors. Tesla’s obligations under the EIP Agreement terminate on June 29, 2013.

Other Arrangements with Daimler

Tesla has also been selected by Daimler to supply it with up to 1,800 battery packs and chargers to support a trial of the Smart fortwo electric drive in at least five European cities. Tesla began shipping the first of these battery packs and chargers in November 2009. In the first quarter of 2010, Daimler engaged Tesla to assist with the development and production of a battery pack and charger for a pilot fleet of its A-Class electric vehicles to be introduced in Europe during 2011. A formal agreement for this arrangement was entered into with Daimler in May 2010. As of December 31, 2010, all development work related to this development agreement had been completed and Tesla recognized approximately $14 million in revenues. In the quarter ended March 31, 2010,

Tesla completed the development and sale of modular battery packs for electric delivery vans for Freightliner Custom Chassis Corporation, or Freightliner, an affiliate of Daimler. Freightliner plans to use these electric vans in a limited number of customer trials. Tesla recognized an aggregate amount of $227,000 from these sales in the first quarter of 2010.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain holders of our common stock, including the Elon Musk Revocable Trust dated July 22, 2003, Blackstar, Al Wahada, VantagePoint, Valor, Toyota and Panasonic. This agreement provides for certain rights relating to the registration of their shares of common stock. In addition, our investors’ rights agreement contains certain covenants relating to Elon Musk’s employment as our Chief Executive Officer, as described above.

Settlement Agreement and Warrant Issuances

In May 2010, Tesla entered into a settlement agreement with three of its stockholders, all of which are entities affiliated with Valor, in connection with a claim asserted by such stockholders regarding the conversion of such stockholders’ convertible promissory notes into shares of Tesla’s Series E convertible preferred stock at the time of its Series E preferred stock financing in May 2009. Pursuant to the terms of the settlement agreement, Tesla issued warrants to such stockholders which, upon the closing of Tesla’s initial public offering, were automatically net exercised for an aggregate of 100,000 shares of Tesla common stock. Tesla also entered into an amendment to its investors’ rights agreement to grant registration rights to the shares issued upon net exercise of the warrants.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions

In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers.

We have an informal arrangement with Space Exploration Technologies Corporation (“SpaceX”) for the use of building space and information technology services in the facilities of SpaceX in Hawthorne, California. In August 2009, we began paying for the use of such facilities on a per square foot basis and for the information technology services. Currently, monthly payments for such facilities and services amount to approximately $31,000 per month and are currently expected to end by the middle of 2011, once Tesla personnel move to Tesla’s own facilities. In addition, SpaceX has from time to time in the past paid for facilities and services expenses on our behalf, for which we subsequently reimbursed SpaceX. Elon Musk, our Chief Executive Officer, Product Architect and Chairman, is also the Chief Executive Officer and a significant stockholder of SpaceX. Steve Jurvetson and Kimbal Musk, two members of our board of directors, are also members of the board of directors of SpaceX and Antonio Gracias, another member of our board of directors, holds a minority interest in SpaceX. We reimbursed SpaceX for an aggregate of $287,000 for this use during the year ended December 31, 2010.

In addition to use of commercial airlines, Elon Musk has made his private airplane available to expedite Tesla business travel. In his role as CEO of two companies with headquarters located in different cities and with international operations, Mr. Musk must travel extensively and often at times when there are no commercial flights scheduled. We believe it would be physically impossible for him to conduct his duties effectively if commercial airport wait time and flight schedules added several hundred hours to that total. Where possible, trips also include other Tesla personnel, both executives and non-executives, to maximize efficiency.

For approximately the first five years of our existence, Mr. Musk fully paid for these expenses himself at a cumulative cost in excess of $1 million and has not sought reimbursement. Following the Blackstar investment, in which Daimler required that he commit considerable additional time to Tesla for an extended period, our independent board members approved paying a portion of the operating expenses of the plane starting in mid 2009. The amount paid by Tesla is well under half the full cost per hour of the aircraft. Operating expenses which Tesla paid directly to third parties against invoices, amounted to $384,000 for the year ended December 31, 2010. These included fuel costs and landing fees, but do not include costs related to the aircraft lease, depreciation, hangar, maintenance and flight crew salaries.

It is worth noting that Mr. Musk’s total cash compensation is $1 per year, whereas the salary and bonus for a chief executive officer of a comparable company would ordinarily be larger. While he does possess a significant investment and option incentive, the vast majority of that ownership can only be monetized following the long term success of Tesla and the DOE loan project completion, which is aligned with the interests of other stockholders and the government.

The DOE Loan Facility, although conditionally approved in June 2009, only began disbursing funds to us in February 2010 and exclusively covers costs relating to engineering and production of the Model S and powertrain factory. It does not cover overhead expenses, such as travel by the CEO. Such overhead expenses have been paid for out of privately invested capital to date, and Mr. Musk is himself the largest contributor of such capital.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Tesla’s directors, executive officers and any persons holding more than 10% of the Tesla’s common stock are required to report initial ownership of the Tesla common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Tesla is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Tesla received from such persons for their 2010 fiscal year transactions, and the written representations received from certain of such persons that no reports were required to be filed for them for the 2010 fiscal year, Tesla is aware of no late Section 16(a) filings.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Tesla’s common stock, as of December 31, 2010, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Tesla as a group.

Beneficial Owner Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Elon Musk (1)	28,356,418	29.06%
Blackstar Investco LLC (2)	7,490,323	7.89%
Al Wahda Capital Investment LLC (3)	7,309,639	7.70%
Funds affiliated with VantagePoint Venture Partners (4)	5,511,422	5.81%
Funds affiliated with Valor Equity Partners (5)	4,916,928	5.18%
Executive Officers & Directors:
Elon Musk (1)	28,356,418	29.06%
Deepak Ahuja (6)	121,438	*
Jeffrey B. Straubel (7)	450,236	*
Gilbert Passin(8)	26,581	*
George Blankenship(9)	17,378	*
Eric Whitaker	—	*
H.E. Ahmed Saif Al Darmaki (3)	7,309,639	7.70%
Brad W. Buss(10)	22,181	*
Ira Ehrenpreis (11)	2,755,539	2.90%
Antonio J. Gracias (5)	4,916,928	5.18%
Stephen T. Jurvetson (12)	857,716	*
Herbert Kohler (2)	7,490,323	7.89%
Kimbal Musk (13)	361,034	*
All current executive officers and directors as a group (13 persons) (14)	52,685,411	53.75%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 25,699,596 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003; and 2,656,822 shares issuable to Mr. Musk upon exercise of options exercisable within 60 days after December 31, 2010. Includes 4,500,000 shares pledged as collateral to secure certain personal indebtedness.
(2)	Includes 14,583 shares issuable to Daimler North America Corporation upon exercise of options exercisable within 60 days after December 31, 2010. Dr. Kohler is vice president of Blackstar Investco LLC, or Blackstar, which is 60% owned by Daimler North America Corporation, or DNAC, and 40% owned by Aabar Blackstar Holdings GmbH. DNAC is a direct, wholly owned subsidiary of Daimler AG, and Aabar Blackstar Holdings GmbH is a direct, wholly owned subsidiary of Aabar Europe Holdings GmbH, and Aabar Europe Holdings GmbH is a direct, wholly owned subsidiary of Aabar Investments PJSC. Dr. Kohler disclaims beneficial ownership of shares held by Blackstar, except to the extent of his pecuniary interest therein. The address for this entity is c/o Daimler North America Corporation, One Mercedes Drive, Montvale, NJ 07645.
(3)

Includes 12,500 shares issuable to Mr. Al Darmaki upon exercise of options exercisable within 60 days after December 31, 2010. Until December 2010, Mr. Al Darmaki served as the Planning & Development Director of Abu Dhabi Water and Electricity Authority, or ADWEA, which is a national organization wholly owned by the Abu Dhabi Government, and Al Wahada Capital Investment LLC is a wholly owned affiliate of ADWEA. Mr. Al Darmaki disclaims beneficial ownership of shares held by this entity, except to the extent of his pecuniary interest therein. The address for this entity is 7th Floor, ADWEA Building, 6th Street, Abu Dhabi, United Arab Emirates.

(4)	Based solely on Schedule 13G filed on February 14, 2011, includes 1,357,803 shares held by VantagePoint CleanTech Partners, L.P., 13,678 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., 4,131,677 shares held by VPVP Cleantech Holdings 2004, L.L.C., 1,360,234 shares held by VantagePoint CleanTech Associates, L.L.C and 4,151,188 shares held by VantagePoint Venture Associates IV, L.L.C. VantagePoint CleanTech Associates, L.L.C. is the general partner for VantagePoint CleanTech Partners, L.P. and disclaims beneficial ownership of such shares. VantagePoint Venture Associates IV, L.L.C. is the general partner for VantagePoint Venture Partners IV Principals Fund, L.P. and the managing member of VPVP Cleantech Holdings 2004, L.L.C. and disclaims beneficial ownership of such shares. Alan E. Salzman is the managing member of each of VantagePoint CleanTech Associates, L.L.C. and VantagePoint Venture Associates IV, L.L.C., and as such, may be deemed to have voting and investment power with respect to shares held by one or more of these entities, but disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein. The address for these entities and individuals is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.
(5)	Includes (i) 2,756,881 shares held of record by VEP Tesla Holdings LLC (“VEP”); (ii) 1,992,447 shares held of record by Valor Equity Partners, L.P. (“VEP I”); (iii) 136,351 shares held of record by Valor VC LLC (“VC”); and (iv) 31,249 shares issuable to VEP I upon exercise of options exercisable within 60 days after December 31, 2010. VEP and VEP I are advised directly and/or indirectly by Valor Management Corp., which may be deemed to be the beneficial owner of the shares held of record by VEP and VEP I. Valor Management Corp. disclaims beneficial ownership of any shares held of record by VEP and VEP I pursuant to the rules under the Securities Exchange Act of 1934, as amended. Mr. Gracias is a shareholder and a director of Valor Management Corp. and the managing member of VC, and may be deemed to be the beneficial owner of shares held of record by VEP, VEP I, and VC (the “Valor Entities”). Mr. Gracias disclaims beneficial ownership of any shares held of record by the Valor Entities, except, in each case, to the extent of his pecuniary interest therein. The address for the Valor Entities and Mr. Gracias is 200 South Michigan Avenue, Suite 1020, Chicago, IL 60604.
(6)	Includes 121,438 shares issuable upon exercise of options exercisable within 60 days after December 31, 2010.
(7)	Includes 170,602 shares issuable upon exercise of options exercisable within 60 days after December 31, 2010.
(8)	Includes 26,381 shares issuable upon exercise of options exercisable within 60 days after December 31, 2010.
(9)	Includes 17,378 shares issuable upon exercise of options exercisable within 60 days after December 31, 2010.
(10)	Includes 10,417 shares issuable upon exercise of options exercisable within 60 days after December 31, 2010.
(11)	Includes (i) 2,724,290 shares held of record by Technology Partners Fund VIII, L.P.; and (ii) 31,249 shares issuable to TP Management VIII, LLC upon exercise of options exercisable within 60 days after December 31, 2010. Ira Ehrenpreis, James Glasheen, Sheila Mutter and Roger J. Quy are managing members of the general partner of the entity that directly holds such shares, and as such, they may be deemed to have voting and investment power with respect to such shares. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. The address for these entities is 550 University Avenue, Palo Alto, CA 94301.
(12)

Includes 36,997 shares held by the Jurvetson Trust and 13,889 shares issuable upon exercise of options exercisable within 60 days after December 31, 2010. Also includes (i) 433,552 shares held of record by Draper Fisher Jurvetson Fund VIII, L.P. (“Fund VIII”); (ii) 154,151 shares held of record by Draper Associates, L.P., (iii) 193,823 shares held of record by Draper Fisher Jurvetson Growth Fund 2006, L.P. (“Growth Fund”); (iv) 9,634 shares held of record by Draper Fisher Jurvetson Partners VIII, LLC (“Partners VIII”); and (v) 15,670 shares held of record by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

(“Growth Partners Fund”). Timothy C. Draper, John H.N. Fisher and Steven T. Jurvetson are managing directors of the general partner entities of Fund VIII and also managing members of Partners VIII, that directly hold shares and as such, they may be deemed to have voting and investment power with respect to such shares. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. The investing and voting power of the shares held by Draper Associates, L.P. is controlled by its general partner, Draper Associates, Inc. which is controlled by its president and majority shareholder, Timothy C. Draper. John H.N. Fisher, Mark W. Bailey and Barry Schuler are managing directors of the general partner entities of Growth Fund that directly hold shares and as such, they may be deemed to have voting and investment power with respect to such shares. Timothy C. Draper, John H.N. Fisher, Steven T. Jurvetson, Mark W. Bailey and Barry Schuler are managing members of Growth Partners Fund that directly holds shares and as such, they may be deemed to have voting and investment power with respect to such shares. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. The address for all the entities above is 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(13)	Includes 361,034 shares held of record by Jasper Holdings LLC, which is owned by Mr. Musk and his spouse.
(14)	Includes 3,106,308 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days after December 31, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Tesla’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Tesla is responsible for establishing and maintaining internal controls and for preparing Tesla’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Tesla management and with PricewaterhouseCoopers LLP, Tesla’s independent registered public accounting firm;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Tesla’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Brad W. Buss (Chairman)

Antonio J. Gracias

Stephen T. Jurvetson

OTHER MATTERS

Tesla knows of no other matters to be submitted at the 2011 Annual Meeting. If any other matters properly come before the 2011 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2011 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

April 8, 2011

TESLA

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on June 1, 2011.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/TSLA

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals - The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4 and every 3 YRS for Proposal 3.

1. Election of three Class I Director Nominees:

For Withhold For Withhold For Withhold +

01 - Elon Musk 02 - Stephen T. Jurvetson 03 - Herbert Kohler

For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain

2. A non-binding advisory vote on the approval of executive compensation.

3. A non-binding advisory vote on the frequency of executive compensation votes.

4. To ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

B Non-Voting Items

Change of Address - Please print your new address below.

Comments - Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below.

Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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2011 Annual Meeting Admission Ticket

2011 Annual Meeting of Tesla Motors, Inc. Stockholders Wednesday, June 1, 2011 at 9:00a.m. PST

TechMart

5201 Great America Parkway, Santa Clara, CA 95054

Upon arrival, please present this admission ticket and photo identification at the registration desk.

DIRECTIONS FROM SAN FRANCISCO:

Take Highway 101 South to Great America Parkway exit. Turn Left onto Great America Parkway and go about 1.5 miles. Techmart will be on right at the intersection of Bunker Hill Lane.

DIRECTIONS FROM SAN JOSE:

Take Highway 101 North to Great America Parkway exit. Turn right onto Great America Parkway and go about 1.5 miles. Techmart will be on right at the intersection of Bunker Hill Lane.

PARKING INFORMATION

The city of Santa Clara has enforced a new parking permit procedure. If you are attending an all day meeting, or will be here for more than two hours, please park on the first or second floor of the parking structure, located behind the Techmart Building.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

TESLA

Proxy — Tesla Motors, Inc.

Notice of 2011 Annual Meeting of Stockholders

TechMart - 5201 Great America Parkway, Santa Clara, CA 95054

This Proxy is Solicited on Behalf of the Board of Directors for Annual Meeting – June 1, 2011

Elon Musk and Deepak Ahuja, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Tesla Motors, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on Wednesday, June 1, 2011, or any postponement, adjournment or continuation thereof, and instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 4 and every 3 YRS for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

(Items to be voted appear on reverse side.)

BERKELEY

OAKLAND

WALNUT CREEK

SAN FRANCISCO

San Mateo Bridge

PALO ALTO

Highway 1 Highway 1

SAN JOSE INTERNATIONAL AIRPORT

TO SANTA CRUZ

SAN JOSE

860 880 60 80 280 101 SFO 82 101 280 101 860 17